EXHIBIT B-7

                                 PROMISSORY NOTE

$[INSERT AMOUNT]                                                   [INSERT DATE]
                                                             St. Louis, Missouri

     FOR VALUE RECEIVED, the undersigned, AmerenEnergy Resources Generating Company, an Illinois corporation (the "Obligor"), promises to pay to the order of CIPSCO Leasing Company (the "Holder"), upon demand made therefor, in lawful money of the United States of America, in immediately available funds at the principal business address of the Holder, 1901 Chouteau Avenue, St. Louis, Missouri 63103, or at such other location as the Holder may designate from time to time in writing, the principal amount of $[INSERT AMOUNT], together with interest thereon as provided in this Promissory Note at a daily floating rate per annum (computed on the basis of a 360-day year consisting of twelve 30 day months) equal to the "1-Month Nonfinancial Commercial Paper" rate published by the Federal Reserve in its H.15 Selected Interest Rates publication, payable as provided herein; provided that the final payment of principal and interest hereon shall be due not later than [INSERT FINAL MATURITY DATE].

     Payments of interest on this Promissory Note shall be made quarterly in arrears and all accrued and unpaid interest shall be due and payable on the earlier of the date of demand or the final maturity date.

     The Obligor shall have the right to prepay the principal amount of this Promissory Note, in whole or in part, at any time and from time to time, without premium or penalty.

     The Obligor shall be in default under this Promissory Note upon the occurrence of any of the following events of default (an "Event of Default"):

     (a) default in the payment of any installment of the principal or interest on this Promissory Note, which default, continues unremedied for a period of ten days after notice of default shall have been received by the Obligor from the Holder;

     (b) the Obligor fails to make any payment in respect of any indebtedness or contingent obligation having an aggregate principal amount of more than $25,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; and

     (c) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Obligor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership, or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.


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     Upon the occurrence of an Event of Default, and at any time thereafter as long as such Event of Default shall be continuing, the Holder may declare all liabilities and obligations of the Obligor to the Holder immediately due and payable and the same shall thereupon become immediately due and payable without any further action on the part of the Holder.

     This Promissory Note shall not be assigned by the Obligor without the prior written consent of the Holder. This Promissory Note shall bind the Obligor and its successors and assigns, and the benefits hereof shall inure to the benefit of the Holder and its successors and assigns. All references herein to the "Obligor" and "Holder" shall be deemed to apply to the Obligor and the Holder, respectively, and to their respective successors and assigns.

     The Obligor (and the endorser, guarantor or surety hereof) hereby waives presentment, demand, protest and notice of any kind. No failure to exercise and no delay in exercising any rights hereunder on the part of the Holder shall operate as a waiver of such rights.

     The validity, interpretation and enforcement of this Promissory Note shall be governed by the laws of the State of Illinois without giving effect to the conflict of laws principles thereof.

     IN WITNESS WHEREOF, the Obligor has caused this Promissory Note to be executed and delivered by the Obligor's duly authorized person as of the date first set forth above.

                                         AMERENENERGY RESOURCES
                                         GENERATING COMPANY


                                         By:
                                             --------------------------------
                                             Jerre E. Birdsong
                                             Vice President and Treasurer